Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Questcor Pharmaceuticals, Inc.
James L. Fares
President & Chief Executive Officer
510-400-0700

QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
FIRST QUARTER 2005

Union City, CA — May 10, 2005 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders, announced today financial results for the quarter ended March 31, 2005.

Financial Results for the Quarter Ended March 31, 2005

•	Net income for the first quarter of 2005 was $153,000, compared to net income of $270,000 in the first quarter of 2004 and net income of $511,000 in the fourth quarter of 2004. Net income for the first quarter of 2005 was lower than those prior periods due primarily to $211,000 in severance related costs for sales managers and $38,000 in costs relating to a sublease which was not renewed on the Company’s Carlsbad, California building.

•	Net loss applicable to common shareholders for the first quarter of 2005 was $99,000, compared to net income applicable to common shareholders of $98,000 in the first quarter of 2004 and net income applicable to common shareholders of $343,000 in the fourth quarter of 2004. Net loss applicable to common shareholders for the first quarter of 2005 includes an $84,000 non-cash deemed dividend on the Company’s Series B Preferred Stock, which resulted from the extension of the expiration date on warrants issued in connection with the Series B Preferred Stock.

•	Operating expenses in the first quarter of 2005 were lower than the first quarter of 2004. Spending was lower in most expense categories, and significantly lower in spending on marketing programs and the H.P. Acthar® Gel manufacturing site transfer expenses. Operating expenses were also lower as compared to the fourth quarter of 2004, due to lower site transfer expenses and the inclusion in the fourth quarter of expense related to the write-off of goodwill.

•	Total revenue for the first quarter of 2005 was $4,498,000, a decrease of 13% from total revenue of $5,148,000 in the first quarter of 2004 and a 15% decrease from total revenue of $5,297,000 in the fourth quarter of 2004. Gross product sales were slightly higher in the first quarter of 2005 compared with the first quarter of 2004. Increased reserves for Medicaid rebates and for returns under Questcor’s credit memoranda policy, which was initiated in the second quarter of 2004, contributed to lower net product sales and total revenue in the first quarter of 2005 as compared with the first quarter of 2004.

     “Strong net product sales of Acthar and lower operating costs contributed to Questcor achieving net income, before dividends and non-cash deemed dividend related to the Series B Preferred Stock, in the first quarter of 2005,” stated James L. Fares, President and CEO. “In addition, we reported positive EBITDA for the quarter, and we ended the quarter with a cash position of $8.2 million. Due to our cash position, we were able to improve our capital structure by retiring all our convertible debentures in cash in April 2005. This reduction in debt allowed us to avoid dilution to our shareholders. We also reached agreement with our Series B preferred shareholders during the first quarter to eliminate cash payments of the quarterly dividend through the quarter ending December 31, 2005.”

     “In April 2005, we announced our new business strategy and therapeutic focus, which includes the development and commercialization of products that treat diseases of the central nervous system. Our goal is to license and acquire products in neurology and to build a development pipeline and do so without further dilution to our shareholders. We plan to fund these activities through the divestment of non-core assets and existing cash flow. We believe we are well-positioned to focus our resources on the implementation of this new business strategy,” Mr. Fares said.

Revenue Trends

     Questcor’s three principal products are H.P. Acthar® Gel, Nascobal® and Ethamolin®. First quarter net product sales of Acthar decreased slightly as compared to the fourth quarter of 2004, as the increase experienced in Acthar sales volume was not sustained beyond February 2005. Net product sales of Nascobal in the first quarter decreased as compared to the previous quarter. The Company believes this to be primarily a result of a reduction of inventories held by its wholesaler customers and partly a result of lower demand. These decreases were partially offset by first quarter Ethamolin sales which increased substantially over the previous quarter. First quarter net product sales do not include approximately $550,000 in orders for Acthar, Nascobal and Ethamolin, which were received in March 2005 and shipped in April 2005. The Company has initiated a policy to limit inventory levels of its products purchased by its wholesaler customers. The Company will periodically monitor wholesale inventory levels and may choose to defer sales in situations where it believes inventory levels are already adequate. The revenue from the orders shipped in April 2005, net of applicable sales reserves, will be included in the second quarter of 2005 net product sales.

Expense Trends

     During the first quarter, Questcor initiated a number of cost reductions which resulted in total operating expenses for the first quarter of 2005 being lower than in the first quarter of 2004. The decline in expenses was a result of more focused spending on market research and marketing program expenses, a reduction in personnel, and lower Acthar manufacturing site transfer costs. These were partially offset by higher distribution expenses imposed by our wholesalers, severance costs relating to sales managers, and higher expense on subleased facilities.

     Operating expenses were also lower in the first quarter of 2005 than in the fourth quarter of 2004, principally as a result of lower site transfer costs and product stability testing costs and the inclusion in the fourth quarter of 2004 of expense related to the write-off of impaired goodwill, partially offset by higher professional fees, severance costs relating to sales managers, and higher expense on subleased facilities.

Outlook for 2005

     In the remainder of 2005, Questcor expects to focus its sales and marketing efforts on promoting H.P. Acthar® Gel, as part of its new therapeutic focus on products that treat central nervous system (CNS) diseases and disorders announced in April 2005. Over time, Questcor expects its new focus on Acthar in neurology, particularly with neurologists who treat multiple sclerosis, to have a positive impact on product sales. Questcor will also focus its resources on acquiring, licensing and developing products for central nervous system disorders. These activities are intended to be funded from the divestiture of non-core assets and existing cash flow. Questcor also intends to continue controlling total operating expenses. In March 2005, Questcor restructured the dividends payable on its Series B Preferred Stock to eliminate the cash payments of quarterly dividends through the quarter ending December 31, 2005, and retired all $4.0 million of its convertible debentures in April 2005. Questcor expects these changes to allow it to implement its business strategy of developing and commercializing CNS products.

Quarter ended March 31, 2005 Conference Call

     Questcor will be hosting a conference call to discuss these results on Tuesday, May 10, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 5841049. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

     This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

     A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Tuesday, May 10, 2005 through 11:59 p.m. Eastern Time on Tuesday, May 17, 2005. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 5841049.

About Questcor
Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets four products in the U.S.: H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is commonly used for certain neurological conditions; Nascobal®, the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B12), that is approved for patients with B12 deficiency caused by malabsorptive disorders resulting from structural or functional damage, such as bariatric surgery, Crohn’s disease and certain neurological conditions; Ethamolin® (Ethanolamine Oleate), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; and Glofil-125®, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2004 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	March 31,	December 31,
	2005	2004 (1)
	(unaudited)
Cash and cash equivalents	$8,231	$8,729
Working capital(2)	3,301	5,082
Total assets	29,070	28,173
Preferred stock, Series A	5,081	5,081
Shareholders’ equity	11,602	11,581

(1)	Derived from audited financial statements.

(2)	Working capital includes $4,000 and $3,897 ($4 million face value, net of deemed discount) of convertible debentures due April 15, 2005, as of March 31, 2005 and December 31, 2004, respectively.

Questcor Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Net product sales	$4,498	$5,148

Total revenues	4,498	5,148
Operating costs and expenses:
Cost of product sales	748	856
Selling, general and administrative	2,618	3,028
Research and development	499	578
Depreciation and amortization	311	298

Total operating costs and expenses	4,176	4,760

Income from operations	322	388
Non-cash amortization of deemed discount on convertible debentures	(108)	(131)
Interest income	35	11
Interest expense	(139)	(83)
Other income, net	—	3
Rental income, net	43	82

Net income	153	270
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	84	—
Dividends on Series B Preferred Stock	168	172

Net income (loss) applicable to common shareholders	$(99)	$98

Net income (loss) per common share applicable to common shareholders — basic and diluted	$0.00	$0.00

Weighted average shares of common stock outstanding — basic and diluted	51,216	50,032

In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income, which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor’s definition of EBITDA may not be consistent with that of other companies.

Questcor Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
GAAP net income	$153	$511	$270
Adjustments:
Net interest expense	104	108	72
Depreciation and amortization	311	303	298
Non-cash amortization of deemed discount on convertible debentures	108	130	131

Non-GAAP EBITDA — Positive	$676	$1,052	$771